EXHIBIT 10.3


                     FEE AGREEMENT FOR INTRODUCTION SERVICES



      This FEE AGREEMENT FOR INTRODUCTION SERVICES (the "Agreement") is entered into this day of March 1999 by and between Phileo Management Company Inc., a Nevada corporation (the "Company") and Dragon King Investment Services Ltd., a British Virgin Island corporation ("Dragon").

      WHEREAS, the Company acknowledges that the services of Dragon are of a special, unique, unusual and extraordinary character and are of particular and peculiar benefit and importance to the Company; and,

      WHEREAS, Dragon has agreed to provide financial, merger and acquisition services to the Company with respect to the Company's desire to identify corporate acquisitions, possible equity investments and other business opportunities ("Opportunity" or "Opportunities"); and

      WHEREAS, this Agreement is made to set out the compensation, conditions and guidelines that will govern the relationship between the parties.

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is expressly acknowledged by the parties hereto, the parties agree as follows:

1.    The Services

      For the term of this Agreement, retroactive to the Effective Date (as described below), Dragon will use its best efforts to search for, identify and make known to the Company, Opportunities consisting of the purchase of an equity interest in a qualified internet or telecommunications business ("Services").

2.    Term of Agreement

      Unless otherwise terminated as provided hereunder, the Services shall be provided to the Company for approximately one (1) year, beginning March 1, 1999 (the "Effective Date") through February 28, 2000. The Effective Date is the approximate date Dragon first disclosed to the Company the identities of the first Opportunity that Dragon has evaluated and which Dragon believes is a qualified telecommunications industry investment or equity participation Opportunity consistent with the Company's guidelines.
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3.    Costs and Expenses

      The Company understands that, in the course of Dragon's efforts to identify Opportunities, it may be necessary for Dragon to incur certain costs or expenses. The Company will reimburse or advance funds to Dragon for the costs or expenses of introduced personnel, including but not limited to travel expenses, lodging, rental cars, copy and filing fees, and retrieval costs incurred in researching prospective Opportunities; provided however that such cost reimbursement shall require the Company's prior written approval of an annual budget, to be mutually agreed upon by Dragon and the Company within five (5) business days following execution of this Agreement.

4.    Payment for Services

      In addition to the payment of Dragon's expenses and costs as set forth in paragraph 3 above, the Company agrees to pay Dragon a fee for the Services provided in the event the Company acquires, participates in, or otherwise provides or causes financing for an Opportunity introduced or arranged by Dragon. Such fee (the "Introduction Fee") to Dragon shall be equal to ten percent (10%) of the Company's total investment in or financing arranged or provided to each Opportunity, payable in cash. The Company agrees to pay Dragon the greater of (a) Four Hundred Seventy-Five Thousand Dollars (USD 475,000), or (b) ten percent (10%) of the Introduction Fee upon execution of a definitive agreement between the Company, or its Affiliate, and the parties representing each Opportunity, with the balance of the Introduction Fee to be paid to Dragon at the closing of each financing, investment or Opportunity financed, invested or acquired by the Company or its Affiliate. The Company acknowledges and agrees that Dragon has not been engaged to perform, nor will Dragon perform any services in connection with capital raising transactions. It is mutually understood and agreed that services provided by Dragon hereunder which results in some benefit for the Company or its Affiliates in connection with a capital raising transaction are separate from the Services and shall be negotiated separately from this Agreement.

5.    Place of Services

      The Services provided by Dragon hereunder will be performed primarily from Dragon's offices, except as otherwise mutually agreed by Dragon and the Company. It is understood and expected that Dragon may make contact with persons and entities related to the Company or its Affiliate as deemed appropriate or directed by the Company to effect the transaction(s) contemplated by this Agreement.

6.    Independent Contractor

      Dragon will act as an independent contractor in the performance of duties under this Agreement. Accordingly, Dragon will be responsible for payment of all federal, state, and local taxes on fees received by Dragon under this Agreement, including income and social security taxes, unemployment insurance, and any other taxes as may be required.
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7.    No Agency Express or Implied:  Services Not Exclusive

      This Agreement neither expressly nor impliedly creates a relationship of principal and agent between Dragon and the Company, nor is Dragon bound by this Agreement or the relationship created hereunder to act exclusively for or to provide the Company with any priority or exclusive right to the Opportunities developed by Dragon.

      Dragon is not authorized to enter into any agreements on behalf of the Company except for those agreements executed by Dragon if authorized by an officer of the Company. The Company expressly retains the right to make all final decisions with respect to activities undertaken by Dragon related to this Agreement.

8.    Confidentiality and Non-Circumvention

      The Company agrees that all non-public information concerning the identity of the Opportunities, the financial condition or requirements related to the Opportunities together with plans, strategies and overall business operations names and addresses of the equityholders of such Opportunities, customer lists, call lists, and other non-public customer data of Dragon, memoranda, notes, records, sketches, plans, drawings, and any media used to store, communicate, transmit, record, or embody such information related to the Opportunities collected or developed by Dragon, is highly confidential and proprietary to Dragon ("Confidential Information").

      The Company acknowledges that such Confidential Information represents a legitimate, valuable, and protectable interest of Dragon, which Dragon has invested considerable time, expense and other valuable resources of its own, and gives Dragon a competitive advantage and significant investment, which would otherwise be lost if the Confidential Information was improperly disclosed or used by the Company, or if the Company circumvents Dragon to effect a transaction with an Opportunity without compensation to Dragon as required hereunder.

      The Company further agrees not to take any action or make any statement the effect of which would be, directly or indirectly, to impair the goodwill of Dragon or the business reputation or good name of Dragon or, be otherwise detrimental to Dragon, including any action, disclosure of the Confidential Information or statement intended, directly or indirectly, to benefit a competitor of Dragon or an Opportunity. The Company therefore agrees that, for a period of two (2) years following the Termination Date (as defined below), or for as long as the Confidential Information remains confidential, it will not attempt to circumvent Dragon or disclose or threaten to disclose the Confidential Information to any person, partnership, company, corporation, or to any other business or governmental organization or agency without the express written consent of Dragon. The Company further agrees not to use or threaten to use the Confidential Information in any way that is not specifically authorized by, or otherwise contrary to the intent of this Agreement. The Company agrees that unauthorized disclosure or use of Confidential Information constitutes misappropriation of trade secrets and confidential information. The Company further agrees that all ownership rights to the
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      Confidential Information are held or retained by Dragon, as the case may be, and that no right of ownership of such Confidential Information shall pass to the Company by virtue of this Agreement or the Services provided hereunder.

      Because the remedy at law for any breach of the foregoing provisions of this paragraph would be inadequate, each of the parties hereby consents, in case of any such breach, to the granting by any court of competent jurisdiction of specific enforcement, including, but not limited to pre-judgement injunctive relief.

      Each of the parties agrees that if, in any proceeding, the court shall refuse to enforce the covenants herein set forth because such covenants are unenforceable or cover too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

      The Company agrees to return to Dragon the Confidential Information provided by Dragon promptly upon its request, including information, if any, delivered to the Company and subsequently disseminated to the Company's agents, investors, employees, etc. except for that portion of the Confidential Information found in documents prepared by the Company or obtained by it or its agents or employees independently of the information provided by Dragon. In the event that the Company is required, by applicable law to disclose any Confidential Information or any information which it develops from Confidential Information, the Company agrees to provide Dragon with prompt notice of any such requirement so that it may seek an appropriate protective order, if it deems necessary in its sole discretion, or other reliable assurance to avoid such disclosure.

9.    Termination

      Either party may terminate this Agreement upon thirty (30) days notice by registered or certified mail, return receipt requested, addressed to the other party. Following the Termination Date the parties hereto shall not have any further obligation or liability to the other except (a) the Company shall continue to be obligated to pay Dragon as set forth herein for un-reimbursed costs and expenses incurred by Dragon pursuant to this Agreement and for the Introduction Fee(s), if any, related to Opportunities introduced to the Company prior to the Termination Date, and the confidentiality and non-circumvention agreements and covenants by the Company shall service such termination for a period two (2) years. The notice of termination and termination shall be effective on the thirtieth
      (30th) day following the first business day following the date the notice is transmitted using certified mail or overnight courier service (the "Termination Date").

10.   Assignment

      Notwithstanding anything contained herein to the contrary, the rights to the Introduction Fee(s), and the obligation to provide the Services set forth in this Agreement, may be assigned or transferred by Dragon to an Affiliate or subsidiary; otherwise, this Agreement and the rights and obligations hereunder shall not be assigned by either party hereto. For the purpose of this Agreement the term "Affiliate" for the purpose of this Agreement, shall be defined as a natural person, or an enterprise that directly, or indirectly, through one or more intermediaries, is employed or controlled by, or is under control by Dragon or the Company, or for whom Dragon or the Company have a contractual relationship which allows such party to join or assume the position of Dragon or the Company in the business affairs contemplated by this Agreement.
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11.   Counterparts

      A facsimile, telecopy or other reproduction of this instrument may be executed by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof.

12.   Further Documentation

      Each party hereto agrees to execute such additional instruments and take such action as may be reasonably requested by the other party to effect the transaction, or otherwise to carry out the intent and purposes of this Agreement.

13.   Notices

      All notices and other communications hereunder shall be in writing and shall be sent by prepaid first class mail to the parties at the following addresses, as amended by the parties with written notice to the other:


      To Dragon:         Dragon King Investment Services Ltd.
                         8th Floor, Ruttonjee House
                         11 Duddell Street, Central, Hong Kong

      With copy to:      Mr. Mohan Datwani
                         Koo and Partners
                         22/F Bank of China Tower
                         1 Garden Road Hong Kong

      To the Company:    Phileo Management Company Inc.
                         510 Burrard Street Suite 910
                         Vancouver, BC Canada V6E1A9

14.   Counterparts

      This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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15.   Governing Law

      This Agreement has been negotiated, is being contracted and shall be construed according to the laws of the United States, County of Clark, State of Nevada, which shall have exclusive jurisdiction with respect to any disputes between the parties hereto, notwithstanding any conflict-of-law provision to the contrary.

16.   Entire Agreement

      This Agreement sets forth the entire understanding between the parties hereto and no other prior written or oral statement or agreement shall be recognized or enforced.

17.   Severability

      If a court of competent jurisdiction determines that any clause or provision of this Agreement is invalid, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provision which are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

18.   Attorneys Fees

      If any legal action or other preceding (non-exclusively including arbitration) is brought for the enforcement of or to declare any right or obligation under this Agreement or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Agreement, or otherwise because of a dispute among the parties hereto, the prevailing party will be entitled to recover actual attorney's fees (including for appeals and collection) and other expenses incurred in such action or proceeding, in addition to any other relief which may be awarded by the court.

19.   Amendment or Waiver

      Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to a closing of a transaction involving an Opportunity, this Agreement may be amended by a writing signed by all parties hereto.
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20.   Headings

      The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement the latter of the dates written above.


                                    The "Company"
                                    Phileo Management Company Inc.


                                    By:  /s/ George Delmas
                                    Name:    George Delmas
                                    Title:   President

                                    "Dragon"
                                    Dragon King Investment Services Ltd.


                                    By: /s/ Haldane Secretaries Limited
                                            Althorne Services Limited
                                            Authorized Signature